Tanger Factory Outlet Centers, Inc.

Exhibit 99.1

News Release

For Release:	IMMEDIATE RELEASE
Contact:	Frank C. Marchisello, Jr.
(336) 834-6834
-or-
Mona J. Walsh
(336) 856-6021

TANGER ANNOUNCES EXPANSION OF ITS MANAGEMENT TEAM
AND APPOINTMENT OF
THOMAS E. MCDONOUGH AS EXECUTIVE VICE PRESIDENT OF OPERATIONS

GREENSBORO, NC, August 23, 2010, Tanger Factory Outlet Centers, Inc. (NYSE:SKT), announced today that it has expanded its senior management team by appointing Thomas E. McDonough, 52, to the newly created position of Executive Vice President of Operations.

Steven B. Tanger, President and Chief Executive Officer of Tanger Factory Outlet Centers, Inc., stated, "We fully expect Mr. McDonough's demonstrated experience growing and building businesses in the real estate investment trust industry to add great value and perspective to our company and to our senior management team. Organizationally, the addition of Mr. McDonough will enable each member of the company's current senior management team to focus more closely on their respective growth initiatives."

Mr. McDonough brings close to 30 years of real estate investment trust ("REIT") management, leasing, acquisition, asset management, development and redevelopment experience to Tanger.

He is the former chief investment officer of Equity One, a REIT specializing in the acquisition, asset management, development and redevelopment of properties anchored by supermarkets, pharmacies and retail store chains in major metropolitan markets across the United States. At Equity One, he completed over $300 million of joint ventures with affiliates of CalPERS and DRA Advisors. Prior to Mr. McDonough's role at Equity One, he was a partner of Kahl & Goveia Commercial Real Estate acquiring retail, office, medical and residential space, primarily in California. He spent six years, from 2000-2006, with Regency Centers Corporation as their senior vice president and national director of acquisitions and dispositions in their Irvine, CA office and three years with Regency's predecessor, Pacific Retail Trust, as senior vice president where he assembled a portfolio of high-quality neighborhood shopping centers in the western United States. For the previous 12 years, Mr. McDonough was a marketing principal and leasing agent, then partner and principal of Trammell Crow Company, where he took on projects of increasing complexity and responsibility.

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While at Trammell Crow, he led a large leasing and property management team converting a 1.8 million square foot, single-user facility into a multiple-user office complex; developed a $20 million retail center; and, was the general manager of a $600 million mixed-use development project, to name just a few of his accomplishments.

Mr. McDonough started his career in management consulting, working for Strategic Planning Associates, Inc. (Washington, DC and London, UK), where he helped open the firm's first European office.

Currently residing in Irvine, California, Mr. McDonough and his family will relocate to North Carolina, and he will be based out of Tanger's Greensboro headquarters office. Mr. McDonough graduated from Stanford University with a B.S. in Mechanical Engineering and holds an M.B.A. from Harvard Business School with an emphasis on Finance and Strategic Planning.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 32 upscale outlet shopping centers in 22 states coast to coast, totaling approximately 9.8 million square feet leased to over 2,000 stores operated by 370 different brand name companies. More than 150 million shoppers visit Tanger Factory Outlet Centers annually. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

Forward-Looking Statements Disclaimer

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the value Mr. McDonough is expected to add to the Company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More detailed information about these and other factors is set forth in the section entitled "Business" in Tanger's Annual Report on Form 10-K for the year ended December 31, 2009, including the subheadings entitled "Recent Developments," "The Outlet Concept," "Our Outlet Centers," "Business Strategy," "Growth Strategy," "Operating Strategy," "Capital Strategy," "Competition," and the section entitled "Risk Factors" in Tanger's Annual Report on Form 10-K for the year ended December 31, 2009. The Company is under no obligation, and expressly disclaims any such obligation, to update or alter its forward-looking statements.